Exhibit 10.1

June 1, 2009

Amendment to 2007-2009 Performance Share Award Agreement and 2007-2010 Performance-Adjusted Restricted Stock Unit Award Agreement

Based on our discussion on May 28, 2009 during the Executive Council meeting, I agree to modify the terms of my 2007-2009 Performance Share Award Agreement and my 2007-2010 Performance-Adjusted Restricted Stock Unit Award Agreement provided under the terms of the FirstEnergy Corp. 2007 Incentive Plan (the Plan). Section 18.3 of the Plan states no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall materially and adversely affect an Award previously granted under the this Plan without the written consent of the Participant who received such an Award.

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Whereas, in order for the Company to align Executive Council members’ payments from the Long-Term Incentive Program (LTIP) with payments from the FirstEnergy Corp. Savings Plan (the Savings Plan) and Short-Term Incentive Program (STIP) for all employees, the parties agree that they desire the ability to adjust the payments from the LTIP for members of Executive Council based on actual performance results and the ability to pay the Savings Plan bonus match and the STIP payout to all employees,

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Therefore, effective June 1, 2009, it is agreed that if the actual amount paid for the Savings Plan bonus match and/or the STIP are paid at a percentage less than the established target, the LTIP payments for my 2007-2009 Performance Share Award Agreement and 2007-2010 Performance-Adjusted Restricted Stock Unit Award Agreement will be amended to pay at a corresponding reduced ratio of the Savings Plan bonus match and the STIP payout to all employees.

Anthony J. Alexander	Date
President & Chief Executive Officer

Catherine Rein	Date
Compensation Committee, Chair